EXHIBIT 2.6

FORM OF SERVICES AGREEMENT

by and between

IAC/INTERACTIVECORP

and

ANGI HOMESERVICES INC.

Dated as of

[•]

SERVICES AGREEMENT

This Services Agreement, dated as of [•] (this “Services Agreement”), is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and ANGI Homeservices Inc., a Delaware corporation (“NewCo” and, together with IAC, the “Parties” and each a “Party”).

WHEREAS, IAC, NewCo, Casa Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of NewCo (“Merger Sub”), and Angie’s List, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of May 1, 2017 (as may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth therein, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of NewCo;

WHEREAS, it is a condition to the Merger that, prior to the date and time when the Merger becomes effective, the Contribution and the IAC Share Issuance be consummated in accordance with the terms of that certain Contribution Agreement, dated as of even date herewith, between IAC and NewCo (as may be amended from time to time, the “Contribution Agreement”);

WHEREAS, the Merger Agreement contemplates that IAC and NewCo will enter into this Services Agreement and a series of agreements as set forth in Section 2.11 of the Contribution Agreement (together with the Contribution Agreement, the “Other Ancillary Agreements”); and

WHEREAS, in connection with such transactions contemplated by the Merger Agreement and the Other Ancillary Agreements, (a) NewCo desires to procure certain services from IAC, and IAC is willing to provide such services to NewCo, during the term hereof, on the terms and conditions set forth in this Services Agreement; and (b) IAC desires to procure certain services from NewCo, and NewCo is willing to provide such services to IAC, during the term hereof, on the terms and conditions set forth in this Services Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Services Agreement, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.01.       General.  All terms used herein and not defined herein shall have the meanings assigned to them in the Contribution Agreement.

ARTICLE II

Agreement To Provide and Accept Services

2.01.       Provision of Services.

(a)           On the terms and subject to the conditions contained herein, IAC agrees with NewCo that IAC shall provide, or shall cause its Subsidiaries and Affiliates (other than NewCo and its Subsidiaries) and its or their respective employees designated by IAC (such designated Subsidiaries, Affiliates and employees, together with IAC, being herein collectively referred to as the “IAC Service Providers”) to provide, to NewCo (or a member of the Halo Group designated by NewCo) the services (“IAC Services”) listed on the Schedule of Services attached hereto (the “Services Schedule”) as being performed by IAC.  Subject to Section 3.01, any decisions as to which of the IAC Service Providers (including the decisions to use third parties) shall provide the IAC Services shall be made by IAC in its sole discretion, except to the extent specified in the Services Schedule; provided that prior to and during the performance of any IAC Services, IAC shall ensure that the applicable IAC Service Provider has all of the necessary resources and expertise reasonably required to provide each such IAC Service.  Each IAC Service shall be provided in exchange for the consideration set forth with respect to such IAC Service on the Services Schedule or as IAC and NewCo may otherwise agree in writing.  Each IAC Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

(b)           On the terms and subject to the conditions contained herein, NewCo agrees with IAC that NewCo shall provide, or shall cause its Subsidiaries and Affiliates (other than IAC and its non-Halo Group Subsidiaries) and their respective employees designated by it (such designated Subsidiaries, Affiliates and employees, together with NewCo, being herein collectively referred to as the “NewCo Service Providers” and together with the IAC Service Providers, the “Service Providers”) to provide, to IAC (or a member of the IAC Group designated by IAC), as applicable, the services (“NewCo Services”) listed on the Services Schedule as being performed by NewCo.  Subject to Section 3.01, any decisions as to which of the NewCo Service Providers (including the decisions to use third parties) shall provide the NewCo Services shall be made by NewCo in its sole discretion, except to the extent specified in the Services Schedule; provided that prior to and during the performance of any NewCo Services, NewCo shall ensure that the applicable NewCo Service Provider has all of the necessary resources and expertise reasonably required to provide each such NewCo Service.   Each NewCo Service shall be provided in exchange for the consideration set forth with respect to such Service on the Services Schedule or as NewCo and IAC may otherwise agree in writing.  Each NewCo Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and on the Services Schedule.

(c)           As used in this Services Agreement, the term “Receiving Party” shall mean the Party receiving (or the Party whose Subsidiary is receiving) the applicable Services from a Service Provider.

2.02.       Books and Records; Availability of Information.  Each Party shall create and maintain accurate books and records in connection with the provision of the Services performed or caused to be performed by it and, upon reasonable notice from a Receiving Party, shall make available for inspection and copying by such Receiving Party’s agents such books and records to the extent relating to the Services provided to such Receiving Party hereunder during reasonable business hours with such inspection occurring no more than one (1) time per year in which the Service Provider has provided the applicable Service to the Receiving Party. Moreover, such inspection shall be conducted by the Receiving Party or its agents in a manner that will not unreasonably interfere with the normal business operations of the Service Provider.  Each Receiving Party shall make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable them to provide the applicable Services.  Each Receiving Party shall provide to the Service Providers reasonable access to such Receiving Party’s premises to the extent necessary for the purpose of providing the applicable Services.  Each Service Provider shall ensure that its personnel, when on the property of the Receiving Party, or when given access to any computer software, databases, networks, hardware, technology or computer-based resources owned or controlled by the Receiving Party, use commercially reasonable efforts to conform to the policies and procedures of the Receiving Party concerning health, safety and security that are made known to such Service Provider in advance in writing.

ARTICLE III

Services; Payment; Independent Contractors

3.01.       Services To Be Provided.

(a)           Unless otherwise agreed between the applicable Party providing Services hereunder and the Receiving Party (including to the extent specified in the applicable entry on the Services Schedule), (i) the Service Providers shall be required to perform the Services only in a manner, scope, nature and quality as provided by or within IAC that is similar in all material respects to the manner in which such Services were performed in the twelve (12) months immediately prior to the Effective Date (as defined in Section 4.01), and (ii) the Services shall be used for substantially the same purposes and in substantially the same manner as the Services have been used immediately prior to the Effective Date; provided, however, that the applicable entry on the Services Schedule shall control the scope of the Service to be performed (to the extent provided therein), unless otherwise agreed in writing. Each Party and the Service Providers shall act under this Services Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates. As an independent contractor, all overhead and personnel necessary to the Services required of the Service Providers hereunder shall be each Service Provider’s sole responsibility and shall be at such Service Provider’s sole cost and expense.  No Service Provider shall have the authority to bind the Receiving Party by contract or otherwise.

(b)           The provision of Services by the Service Providers shall be subject to Article V hereof.

3.02.       Cooperation.  Each Receiving Party and Party providing Services to it hereunder will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services.  Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each such Party to perform its obligations to such Receiving Party hereunder; provided, however, that under no circumstances shall any Service Provider be required to make any payments to any third party in respect of any such consents, licenses or approvals, nor shall any Service Provider be required to make any alternative arrangements if any such consents, licenses or approvals are not obtained.

3.03.       Additional Services.

(a)           From time to time during the term applicable to any Service being provided by a Service Provider, each Party may request any of the other Parties (i) to provide additional or different services that such other Party is not expressly obligated to provide under this Services Agreement if such services are of the type and scope provided by such providing Party within IAC or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”). The Party receiving such request shall consider such request in good faith and shall use commercially reasonable efforts to provide such Additional Service; provided that no Party shall be obligated to provide any Additional Services if it does not, in its reasonable judgment, have adequate resources to provide such Additional Services or if the provision of such Additional Services would interfere with the operation of its business. The Party receiving the request for Additional Services shall notify the requesting Party within fifteen (15) days of receiving such a request as to whether it will or will not provide the Additional Services.

(b)           If a Party agrees to provide Additional Services pursuant to Section 3.03(a), then a representative of each applicable Party shall, in good faith, negotiate the terms of a supplement to the Services Schedule that will describe in detail the service, project scope, term, price and payment terms to be charged for the Additional Services.  Once agreed in writing, the supplement to the Services Schedule shall be deemed part of this Services Agreement as of such date and the Additional Services shall be deemed “Services” provided by such Service Provider to such Receiving Party hereunder, in each case, subject to the terms and conditions of this Services Agreement.

3.04.       Subcontracting. The Service Providers may hire or engage one (1) or more subcontractors to perform any or all of its obligations under this Services Agreement without the consent of the Receiving Party; provided that (a) the hiring or engagement of such subcontractor does not decrease in any material respect the quality or level of services provided to the Receiving Party below the standards set forth in Section 3.01, (b) the use of such subcontractor will not increase the fees or costs payable by the Receiving Party in connection with such Services, (c) the use of such subcontractors will not change the manner in which the Services are delivered in a way that increases the Receiving Party’s costs of receiving the Services, and (d) the Service Provider shall in all cases remain primarily responsible for all of its obligations under this Services Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 3.01 and the content of the Services provided to the Receiving Party.

3.05.       Payments.  Except as set forth on the Services Schedule, statements will be delivered to each applicable Receiving Party within ten (10) Business Days after the end of each month, and each such statement shall set forth a brief description of such Services, the allocation of personnel costs related to providing such Services and the amounts charged therefor, and, except as the applicable providing Party and the Receiving Party may agree or as set forth on the

Services Schedule, all undisputed amounts shall be due and payable by the Receiving Party within thirty (30) days after the date of such statement.  The Receiving Party shall have the right to dispute any items set forth in an invoice and the Parties agree to work in good faith to resolve any such disputes pursuant to the dispute resolution procedures set forth in Section 7.02.  Statements not paid within such thirty (30)-day period shall be subject to late charges on undisputed amounts only, calculated at an interest rate per annum equal to the Prime Rate plus two percent (2%) (or the maximum legal rate, whichever is lower), and calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.  Payments shall be made by wire transfer to an account designated in writing from time to time by the applicable Service Provider, or as otherwise agreed by the Service Provider and the Receiving Party.

3.06.       Increases in Costs.  The Parties understand and agree that the costs set forth on the Services Schedule are based on the actual cost to the Service Provider of the Services provided to the Receiving Party.  If the actual cost to the Service Provider of a Service increases, the Service Provider may, in good faith, increase the cost for such Service with thirty (30) days’ prior written notice.

3.07.       Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SERVICES AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  If the provision of any Service for the account of a Receiving Party by a Service Provider conflicts with such Service Provider’s provision of such Service for its own account or the account of other Receiving Parties, priority for the provision of such Service shall be allocated in an equitable manner on an aggregate basis, and in a manner consistent with the Receiving Party’s level of use of such Service prior to the Effective Date (or as described in the applicable entry on the Services Schedule).

3.08.       Taxes.

(a)           The amounts set forth on the Services Schedule with respect to each Service do not include any sales, use, value-added, goods and services or similar taxes (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Sales Taxes”).  In addition to the amounts required to be paid as set forth on the Services Schedule or otherwise pursuant to this Services Agreement, the Receiving Party shall pay and be responsible for, and if paid to a taxing authority by the Service Provider shall promptly reimburse the Service Provider for, any Sales Taxes imposed with respect to the provision of Services to the Receiving Party hereunder or any payment of fees therefor; provided that the Receiving Party shall not be liable for any interest, penalties or other charges attributable to the Service Provider’s improper filing relating to Sales Taxes or late payment or failure to remit Sales Taxes to the relevant taxing authority; provided, further, that the Receiving Party shall not be obligated to pay such Sales Taxes if and to the extent that the Receiving Party has provided the Service Provider with any valid exemption certificates or other applicable valid documentation that would eliminate or reduce such Sales Taxes.

(b)           The Parties acknowledge that the Service Provider and the Receiving Party shall each pay and be responsible for their own personal property taxes and taxes based on their own income, receipts, capital, profits or assets.

(c)           Payments for Services or any other amounts payable under this Services Agreement shall be made without any deduction or withholding in respect of taxes except to the extent such deduction or withholding is required under applicable law.  To the extent such deduction or withholding is so required with respect to the making of any payment hereunder, the person making such payment shall deduct or withhold amounts so required to be deducted or withheld, and shall promptly remit any such deducted or withheld amounts to the appropriate taxing authority, and such deducted or withheld amounts shall be treated for all purposes of this Services Agreement as having been paid to or on behalf of the payee.

3.09.       Use of Services.  Each Party, in its capacity as a Receiving Party agrees with each applicable providing Party that it shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of such Receiving Party’s operations as conducted immediately prior to the Effective Date.

ARTICLE IV

Term of Services

4.01.       Term.  Subject to Section 4.03, the provision of Services hereunder shall commence as of the Merger Effective Time (the time of commencement of the provision of such Services being referred to as the “Effective Date”) and continue for one (1) year thereafter; provided that this Services Agreement shall be automatically renewed for additional one (1) year periods (each, an “Extension Term”) for so long as IAC holds a majority of the outstanding shares of common stock of NewCo, unless all of the Services provided hereunder have been terminated in accordance with this Section 4.01.  Notwithstanding the foregoing, subject to the applicable entry on the Services Schedule, any Service, or any portion thereof, may be cancelled or reduced in amount by the Receiving Party or, in any Extension Term, by the Service Provider, in each case upon ninety (90) days’ written notice thereof or, if the Service Provider gives notice of an increase to the cost for such Service pursuant to Section 3.06, thirty (30) days’ written notice (or, in either case, such other notice period if one is set forth for such Service in the applicable entry on the Services Schedule).  The foregoing notwithstanding and subject to Section 7.01, (i) a Service Provider may immediately terminate any individual Service provided to a Receiving Party if the Receiving Party fails to make payments for such Service under Section 3.05 and has not cured such failure within thirty (30) days’ written notice of such failure from the applicable Service Provider, and (ii) upon ninety (90) days’ written notice, the Service Provider may terminate any Service provided to a Receiving Party at such time as the Service Provider no longer provides the same Service to itself for its own account.

4.02.       Extension of Services.  If a Receiving Party requests an extension of the term applicable to the provision of Services, such request shall be considered in good faith by the applicable Service Provider. Any terms, conditions, costs or fees to be paid by the Receiving Party for Services provided during an extended term will be on terms mutually acceptable to such Service Provider and the Receiving Party.  For the avoidance of doubt, under no circumstances shall a Service Provider be required to extend the term of provision of any Service if (i) the Service Provider does not, in its reasonable judgment, have adequate resources to continue providing such Services, (ii) the extension of the term would interfere with the operation of the Service Provider’s business or (iii) the extension would require capital expenditure on the part of the Service Provider or otherwise require the Service Provider to renew or extend any Contract with any third party.

4.03.       Distribution.  If a distribution, however effected (including by way of a reclassification or split-off), of NewCo stock to holders of IAC stock in a transaction intended to qualify as tax-free for U.S. federal income tax purposes pursuant to Section 368(a)(1)(D) and/or Section 355 of the Internal Revenue Code of 1986, as amended (a “Distribution”), then, notwithstanding anything to the contrary herein, the provision of any Services hereunder that are provided immediately prior to the Distribution shall continue from the effective date of the Distribution until the first (1st) anniversary thereof, unless such Service is earlier terminated in accordance with Section 4.01.  Each Party agrees with each other Party providing Services to it hereunder to use its reasonable efforts following a Distribution to reduce or eliminate its dependency on such Services as soon as is reasonably practicable; provided that a breach of this sentence shall not affect a Service Provider’s obligation to provide any Service through the term applicable to such Service.

ARTICLE V

Force Majeure

5.01.       The Service Providers shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Services Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in applicable law, fires, hurricanes, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of the Service Providers.  In any such event, the applicable Service Provider’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.  Each Service Provider will promptly notify the recipient of the Service, either orally or in writing, upon learning of the occurrence of such event of force majeure.  Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts, or cause any other relevant Service Provider, to resume its performance with the least practicable delay (provided that, at the election of the applicable Receiving Party, the applicable term for such suspended Service shall be extended by the length of the force majeure event).

ARTICLE VI

Liabilities

6.01.       Consequential and Other Damages.  None of the Service Providers shall be liable to any Receiving Party with respect to this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever (except, in each case, to the extent any amount is paid to third parties by such Receiving Party or its Affiliates) that in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

6.02.       Limitation of Liability.  Subject to Section 6.03, the liability of any Service Provider with respect to this Services Agreement to any Receiving Party or in respect of any Services provided to such Receiving Party or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Services Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall be limited to actions or omissions resulting from intentional breach of this Services Agreement or gross negligence, and, in any event, such liability shall not exceed the fees previously paid to such Service Provider by such Receiving Party during the term of the applicable Service giving rise thereto.

6.03.       Obligation to Re-perform.  If any breach of this Services Agreement by any Service Provider resulting from any error or defect in the performance of any Service (which breach such Service Provider can reasonably be expected to cure by re-performance in a commercially reasonable manner), the Service Provider shall use its reasonable commercial efforts to correct in all material respects such error, defect or breach or re-perform in all material respects such Service upon receipt of the written request of the applicable Receiving Party.

6.04.       Indemnity.  Except as otherwise provided in this Service Agreement (including the limitation of liability provisions in this Article VI), each Party shall indemnify, defend and hold harmless each other Party from and against any Liability arising out of the intentional breach hereunder or gross negligence of the Indemnifying Party or its Affiliates, employees, agents, or contractors (including with respect to the performance or nonperformance of any Service hereunder).  The procedures set forth in Sections 5.04 and 5.05 of the Contribution Agreement shall apply to any claim for indemnification hereunder.

ARTICLE VII

Effectiveness; Certain Deemed References; Termination

7.01.       Termination.  Notwithstanding anything herein to the contrary, with respect to the Parties, the rights and obligations of each such Party in respect of such other Party under this Services Agreement shall terminate, and the obligation of the applicable Service Provider to provide or cause to be provided any applicable Service shall cease, on the earliest to occur of (i) the last date indicated for the termination of any Service provided by one such Party to the other such Party on the Services Schedule, as the case may be, (ii) the date on which the provision of all Services by either such Party to the other such Party has been cancelled pursuant to Article IV or (iii) the date on which this Services Agreement, to the extent of the rights and obligations of such pair of Parties to each other, is terminated by either such Party, as the case may be, in accordance with the terms of Section 7.02; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Services Agreement prior to the date of such termination.

7.02.       Breach of Services Agreement; Dispute Resolution.  Subject to Article VI, and without limiting a Party’s obligations under Section 4.01, if a Party shall cause or suffer to exist any material breach of any of its obligations to any other Party (the “Nonbreaching Party”) under this Services Agreement, including any failure to make a payment within thirty (30) days after receipt of the statement describing the Services provided for pursuant to Section 3.04 with respect to more than one (1) Service provided hereunder, and such breaching Party does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the Nonbreaching Party, the Nonbreaching Party shall have the right to terminate this Services Agreement to the extent of the rights and obligations of such Nonbreaching Party and breaching Party to each other hereunder immediately thereafter. If a dispute arises between two (2) or more Parties regarding the terms of this Services Agreement, such dispute shall be governed by Article 7 of the Contribution Agreement.

7.03.       Sums Due.  In addition to any other payments required pursuant to this Services Agreement, in the event of a termination of this Services Agreement with respect to the rights and obligations of a Service Provider and a Receiving Party to each other occurs, such Service Provider shall be entitled to the immediate payment of, and such Receiving Party shall within three (3) Business Days, pay to such Service Provider, all accrued amounts for Services, Sales Taxes and other amounts due from such Receiving Party to such Service Provider under this Services Agreement as of the date of termination.

7.04.       Effect of Termination.  Section 2.02 and Articles I, V, VI, VII and VIII shall survive any termination or partial termination of this Services Agreement.

ARTICLE VIII

Miscellaneous

8.01.       Counterparts.  This Services Agreement and each Other Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties thereto and delivered to the other Parties.

8.02.       Entire Agreement; Coordination.  The Merger Agreement, this Services Agreement, the Other Ancillary Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.  No agreements or understandings exist between NewCo and IAC other than those set forth or referred to herein or therein.  If any inconsistency arises between this Agreement and the Other Ancillary Agreements with respect to matters addressed in the Other Ancillary Agreements, the provisions of the Other Ancillary Agreements shall control.  For the avoidance of doubt, the allocation of Taxes, indemnification for Taxes, control of Tax proceedings, exchange of Tax information and the retention of Tax records shall be governed exclusively by the Tax Sharing Agreement.

8.03.       Construction.  In this Services Agreement and each of the Other Ancillary Agreements, unless a clear contrary intention appears:

(a)           the singular number includes the plural number and vice versa;

(b)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Services Agreement or the relevant Other Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)           reference to any gender includes each other gender;

(d)           reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Other Ancillary Agreement;

(e)           reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such or other provision;

(f)            “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Services Agreement or to the relevant Other Ancillary Agreement as a whole and not to any particular article,  or other provision hereof or thereof;

(g)           “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(h)           the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i)            with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(j)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)           references to the “other,” “other party” or the “other Group” refer to NewCo, IAC, the NewCo Group or certain members thereof or the IAC Group or certain members thereof, as the context requires.

8.04.       Signatures.  Each of NewCo and IAC acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Other Ancillary Agreements by facsimile, stamp or mechanical signature.  Each of NewCo and IAC expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

8.05.       Assignability.

(a)           Except as set forth in any Other Ancillary Agreement, this Services Agreement and each Other Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as contemplated by paragraph (b) below or as specifically provided in any Other Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Services Agreement or any Other Ancillary Agreement without the express prior written consent of the other Parties hereto or thereto.

(b)           If IAC desires to effect a spin-off, split-off or similar transaction (however effected) in which the equity interests of a Subsidiary of IAC holding IAC’s interest in NewCo are distributed or otherwise transferred, directly or indirectly, to the holders of one (1) or more classes of IAC’s capital stock, then, upon IAC’s written request, NewCo, IAC and such Subsidiary of IAC shall enter into an amendment to this Services Agreement to effect (i) the assignment by IAC of its rights hereunder to such Subsidiary of IAC, and (ii) the acceptance of such rights and assumption of IAC’s obligations hereunder by such Subsidiary of IAC (in each case of the foregoing clauses (i) and (ii) effective prior to or substantially concurrently with the consummation of such transaction), and (iii) the acknowledgement by NewCo that IAC shall thereafter have no liability hereunder (except for any liability arising from any breach by IAC or relating to any actions or events occurring, in each case, on or prior to the date of the spin-off, split-off or similar transaction).

8.06.       Third Party Beneficiaries.  Except for (i) the indemnification rights under this Services Agreement of any NewCo Indemnified Party or any IAC Indemnified Party in their respective capacities as such, and (ii) as specifically provided in any Other Ancillary Agreement:

(a)           The provisions of this Services Agreement and each Other Ancillary Agreement are solely for the benefit of the Parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the Parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)           There are no third party beneficiaries of this Services Agreement or any Other Ancillary Agreement; and neither this Services Agreement nor any Other Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Services Agreement or any Other Ancillary Agreement.

8.07.       Governing Law.  This Services Agreement and each Other Ancillary Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the

State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

8.08.       Notices.  All notices or other communications under this Services Agreement and, unless expressly provided therein, each Other Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail or facsimile,  addressed as follows:

if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY  10011

Attention:  General Counsel

Fax:  (212) 632-9551

Email:

if to NewCo:

ANGI Homeservices Inc.

[Address1]

[Adrress2]

[City, State, Zip Code]

Attention:  Chief Financial Officer

Fax:

Email:

8.09.       Severability.  If any provision of this Services Agreement or any Other Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to either Party hereto or any Party thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.10.       Publicity.  Prior to the Merger Effective Time, IAC shall be responsible for issuing any press releases or otherwise making public statements with respect to this Services Agreement, the Transaction, the Merger, or any of the other transactions contemplated hereby and thereby, and NewCo shall not make such statements without the prior written consent of IAC.  Prior to the Merger Effective Time, NewCo and IAC shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

8.11.       Waivers of Default; Conflicts.

(a)           No waiver by any Party of any provision of this Services Agreement shall be effective unless explicitly set forth in writing and executed by the waiving Party.  Waiver by any Party of any default by the other Party of any provision of this Services Agreement or any Other Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)           Each of NewCo and IAC acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of IAC’s legal department and IAC’s outside counsel.  IAC (on behalf of itself and every member of its Group), on the one hand, and NewCo (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Merger Effective Time.

8.12.       Amendments.   This Services Agreement may be amended or modified only by a written instrument signed by the Parties that, unless the Merger Agreement has been terminated in accordance with its terms or the Merger Effective Time shall have occurred, shall not become effective unless the Company has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.13.       License and Ownership of Intellectual Property.

(a)           For the purposes of this Section 8.13:

(i)            “Service Provider Systems” shall mean, with respect to each Service, the systems, databases, software owned or controlled by the Service Provider or any of its Affiliates that is required for the Receiving Party’s use of the Services.

(ii)           “Receiving Party Systems” shall mean, with respect to each Service, the systems, infrastructure, databases, software, facilities and networks owned or controlled by Recipient or any of its Affiliates that is required for its use of the Services or the Service Provider’s provision of the Services.

(b)           The Receiving Party hereby grants to the Service Provider, and the Service Provider hereby accepts, a nonexclusive, nontransferable (subject to Section 8.05), worldwide right to use the Receiving Party Systems only and to the extent necessary and for the sole purpose of performing the Service Provider’s obligations under this Services Agreement, and not for any other purpose; and

(c)           The Service Provider hereby grants to the Receiving Party, and the Receiving Party hereby accepts, a nonexclusive, nontransferable (subject to Section 8.05), worldwide right to use the Service Provider Systems only and to the extent necessary and for the sole purpose of receiving the Services under this Services Agreement, and not for any other purpose.

(d)           Each Party expressly reserves all rights not expressly granted to the other Party under this Section 8.13 and the performance of Services hereunder will not affect the ownership of each Party’s Intellectual Property. Subject to this Section 8.13, the Merger Agreement and the Other Ancillary Agreements, (i) each Service Provider acknowledges and agrees that it will acquire no right, title or interest to any Intellectual Property resulting from the provision of Services hereunder for the Receiving Party’s exclusive use, and such Intellectual Property shall remain the exclusive property of the Receiving Party and (ii) each Receiving Party acknowledges and agrees that it will acquire no right, title or interest to any Intellectual Property resulting from the provision of Services hereunder that is not for the Receiving Party’s exclusive use, and such Intellectual Property shall remain the exclusive property of the Service Provider.

(e)           The limited rights to use the Receiving Party Systems and Service Provider Systems granted in this Section 8.13 for each of the Services will terminate on the date that the use of the Receiving Party Systems and Service Provider Systems is no longer necessary for the provision of the applicable Service and will under no circumstances survive the termination or expiration of this Agreement.  Except as expressly set forth herein, neither Party shall have any right to any Intellectual Property of the other Party, whether by implication, estoppel, or otherwise.

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:
Name:
Title:

ANGI HOMESERVICES INC.

By:
Name:
Title: